Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS FIRST QUARTER 2005 RESULTS

St. Paul, Minnesota. (April 27, 2005) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter ended March 26, 2005.  Net sales for the first quarter 2005 were $2.0 million, a decrease of 54% from sales of $4.3 million for the first quarter 2004 and down 13% from the fourth quarter of 2004.  Net loss was $1.1 million, or $0.04 per share in the first quarter 2005, compared to net income of $176,000 or $0.01 per share in the comparable prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “The continuation of the renewed downturn in the semiconductor capital equipment market is clearly negatively impacting our business. However, our gross margin percentages improved from the fourth quarter of 2004 on lower net sales levels and our operational spending is down 26% from the fourth quarter of 2004.   At the same time several of our newest customers are experiencing exciting improvements in their use of Strip Solutions and are laying a foundation for additional orders in the near future. Additionally, we will continue to target significant cost reductions within our organization to further reduce our expenses and current cash burn rates,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion & Analysis included in Form 10-K for the year ended December 31, 2004.

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Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended
	March 26, 2005	March 27, 2004

Net sales	$1,960	$4,268
Cost of sales	1,057	1,975
Gross profit	903	2,293
Gross margin	46.1%	53.7%

Selling, general and administrative	1,131	1,273
Research and development cost	588	649
Total operating expenses	1,719	1,922

Operating income (loss)	(816)	371

Interest and other	(237)	(195)

Net income (loss)	$(1,053)	$176

Net income (loss) per share – basic and diluted	$(0.04)	$0.01

Weighted average shares outstanding:
Basic	25,567	24,336
Diluted	25,567	27,985

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 26, 2005	Dec. 31, 2004

Assets
Current assets
Cash and cash equivalents	$194	$166
Accounts receivable, net	1,866	2,035
Inventories, net	3,078	3,057
Other current assets	182	189
Total current assets	5,320	5,447

Property, net	240	270

Debt issue costs and other, net	361	405

Total assets	$5,921	$6,122

Liabilities and Stockholders’ Deficit
Current liabilities
Line of credit	$2,404	$1,583
Accounts payable	1,053	967
Accrued liabilities	1,086	1,093
Current portions of long-term debt	133	67
Total current liabilities	4,676	3,710

Long-term convertible note	1,293	1,458
10% senior subordinated convertible debt	3,630	3,630

Total stockholders’ deficit	(3,678)	(2,676)

Total liabilities and stockholders’ deficit	$5,921	$6,122